UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

GUERRILLA RF, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2000 Pisgah Church Road

Greensboro, North Carolina 27455

(336) 510-7840

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 2, 2024

To our Stockholders:

Notice is hereby given that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Guerrilla RF, Inc. (the “Company”) will be held on May 2, 2024, at 9:00 a.m., Eastern Time.

The Annual Meeting will be held in a virtual meeting format only. Instructions on how to participate virtually will be provided on our website, www.guerrilla-rf.com, under the heading “Investor Relations – Events.” Stockholders who wish to participate in the Annual Meeting should contact Sam Funchess, Vice President of Corporate Development, at 336-579-5320 or sfunchess@guerrilla-rf.com before 5:00 p.m. Eastern Time on April 30, 2024. Upon verification of stock ownership as of the record date, participating stockholders will be provided with information that will enable them to join the Annual Meeting via Zoom. Stockholders are encouraged to vote their shares prior to the Annual Meeting, as directed on the proxy card or the information forwarded by your bank, broker or other holder of record.

The purpose of the Annual Meeting is to consider and act upon the following proposals:

1.	to elect three persons to serve as Class III directors of the Company until the 2027 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.

to approve the amendment of the Company’s restated certificate of incorporation to effect a reduction in the total number of authorized shares of our common stock to 50,000,000, proportional to the effect of the 1-for-6 reverse stock split that was effected in 2023;

3.	to ratify the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and

to consider such other business as may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors is not aware of any other business to be conducted at the Annual Meeting.

Holders of record of shares of common stock at the close of business on March 4, 2024, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. In the event there are not sufficient shares present in person (including participation virtually/online) or by proxy to constitute a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

A proxy statement providing information, and a form of proxy to vote, with respect to the foregoing matters accompany this Notice of Annual Meeting. These proxy solicitation materials are first being mailed on or about April 12, 2024, to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

This 9th day of April, 2024.

Yours very truly,

Ryan Pratt
Chief Executive Officer and Chairman

You may vote your shares of common stock at the Annual Meeting, over the Internet, by mail or in person. You are urged, regardless of the number of shares you hold, to register your proxy promptly by following the instructions on the accompanying proxy card or the information forwarded by your bank, broker or other holder of record. In the event that you attend the Annual Meeting in person, you may revoke your proxy and vote your shares in person.

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on May 2, 2024

This Proxy Statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card are being mailed to our stockholders on or about April 12, 2024 for solicitation of proxies by the Board of Directors (the “Board”) of your company, Guerrilla RF, Inc. Our principal executive offices are located at 2000 Pisgah Church Road, Greensboro, North Carolina 27455.

We were incorporated in the State of Delaware as Laffin Acquisition Corp. on November 9, 2020. On October 22, 2021, our wholly-owned subsidiary, Guerrilla RF Acquisition Co., a Delaware corporation, merged with and into Guerrilla RF, Inc., a privately held Delaware corporation (“Private Guerrilla RF”) formed on June 23, 2014 (the “Merger”). Following the Merger, Private Guerrilla RF was the surviving entity and became our wholly-owned subsidiary, and all of the outstanding stock of Private Guerrilla RF was converted into shares of our common stock. As a result of the Merger, the business of Private Guerrilla RF became our business. Also, on October 22, 2021, we changed our name to “Guerrilla RF, Inc.” and we changed the name of our subsidiary, Private Guerrilla RF, to “Guerrilla RF Operating Corporation.” In May 2023, Guerrilla RF Operating Corporation was merged with and into Guerrilla RF, Inc.

In April 2023, we completed a reverse stock split. As a result, every six shares of our issued and outstanding common stock were automatically converted into one share of common stock. No fractional shares were issued as a result of the reverse stock split. Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole number. The number of authorized shares of common stock remained unchanged at 300,000,000 shares. Proportionate adjustments were made to the per share exercise price and the number of shares of common stock issuable upon the exercise of all outstanding stock options and warrants. The number of shares of common stock deliverable upon vesting of restricted stock units (“RSUs”) were similarly adjusted. Concurrently, the number of shares of common stock reserved for future issuance under our equity incentive plans were reduced proportionately. Unless otherwise stated, all share-based information in this Proxy Statement is presented on a post-split basis.

Our common stock is currently quoted on the OTCQX® marketplace under the symbol “GUER”.

As used in this Proxy Statement, terms such as “we,” “us,” “our,” and the “Company” refer to Guerrilla RF, Inc. and, for periods prior to October 22, 2021, Private Guerrilla RF; the terms “you” and “your” refer to the stockholders of the Company; and the term “common stock” refers to the Company’s common stock, $0.0001 par value per share.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (commonly referred to as the “JOBS Act”). As an emerging growth company, we are currently exempt from certain requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, holding a non-binding advisory vote on executive compensation.

We are also a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2024

You may access the Notice of Annual Meeting, Proxy Statement, and the Annual Report on Form 10-K for the year ended December 31, 2023 on our website by going to www.guerrilla-rf.com, under the heading Investor Relations/Company/Shareholder Meeting.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important. For this reason, our Board is requesting that you allow your shares of common stock to be represented at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) by the proxies named on the proxy card. Voting in advance by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend. Returning a proxy does not affect your right to attend the Annual Meeting online or to vote your shares during the Annual Meeting.

When is the Annual Meeting?	May 2, 2024 at 9:00 a.m., Eastern Time

Where will the Annual Meeting be held?

This year, stockholder participation in the Annual Meeting will be virtual (online) only. Instructions on how to participate virtually will be provided on our website, www.guerrilla-rf.com, under the heading “Investor Relations – Events.” Please contact Sam Funchess, Vice President of Corporate Development, at 336-579-5320 or sfunchess@guerrilla-rf.com before 5:00 p.m. Eastern Time on April 30, 2024, if you wish to participate in the Annual Meeting.

What items will be voted on at the Annual Meeting?

1.         ELECTION OF DIRECTORS. To elect three persons to serve as Class III directors of the Company until the 2027 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.       AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES. To grant discretionary authority to the Board to amend the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) to effect a reduction in the total number of authorized shares of our common stock to 50,000,000, proportional to the effect of the 1-for-6 reverse stock split that was effected in 2023 (the “Authorized Shares Reduction Proposal”);

3.      RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and

to consider such other business as may properly come before the Annual Meeting or any adjournment thereof. The Board is not aware of any other business to be conducted at the Annual Meeting.

Who can vote?

Only holders of record of shares of common stock at the close of business on March 4, 2024 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On the Record Date, there were 7,937,079 shares of common stock outstanding and entitled to vote and approximately 627 beneficial owners and approximately 179 stockholders of record. There is no other class of voting stock outstanding.

How do I vote by proxy?

You may vote your shares by submitting your proxy in accordance with the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record.

The shares represented by a proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated, and received by VStock Transfer LLC (“VStock”), our transfer agent, prior to the time of the Annual Meeting. You may also vote your shares over the Internet. You should refer to the proxy card or the information forwarded by your bank, broker, or other holder of record to see what voting options are available to you.

If you return your signed proxy card before the Annual Meeting, the proxies (our Board) will vote your shares as you direct.

The Internet voting facilities will close at 11:59 p.m., Eastern Time, on May 1, 2024. If you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. If you are interested in voting via the Internet, specific instructions are shown on the proxy card or the information forwarded by your bank, broker or other holder of record. The Internet voting procedures are designed to authenticate your identity and allow you to vote your shares, and confirm that your instructions have been properly recorded.

For the election of directors, you may vote “FOR” (i) all of the nominees, (ii) none of the nominees, or (iii) all of the nominees except those you designate. If a nominee becomes unavailable for election at any time at or before the Annual Meeting, the proxies may vote your shares for a substitute nominee. For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting.

If you submit your proxy but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of all of our nominees, “FOR” the Authorized Shares Reduction Proposal, and “FOR” the ratification of FORVIS, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

If any other matters are properly presented for consideration at the Annual Meeting, the proxies will have the discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If your shares are held in an account with a brokerage firm, bank, or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker, bank, or other nominee holding your shares and return the form as directed by your broker or other nominee.

We are not aware of any other matters to be brought before the Annual Meeting. If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?

You may change or revoke your proxy at any time before it is voted at the Annual Meeting in any of four ways: (i) by delivering a written notice of revocation to VStock; (ii) by delivering a properly signed proxy card to VStock with a more recent date than that of the proxy first given; (iii) by attending the Annual Meeting and voting in person; or (iv) by delivering a timely and valid later Internet or telephone vote. You should deliver your written notice or superseding proxy to VStock at the address noted on the proxy card.

How many votes may I cast?

You are entitled to one vote for each share of common stock held of record on March 4, 2024 on each nominee for election and on each other matter presented for a vote at the Annual Meeting. You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?

Director nominees will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting. Abstentions from voting and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

The Authorized Shares Reduction Proposal will be approved if shares representing a majority of the issued and outstanding shares of our common stock are voted in favor of the proposal. Absentations from voting and broker non-votes, if any, will have the same effect as a vote against this proposal.

The proposal to ratify the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm for 2024 will be approved if the votes cast in favor exceed the votes cast in opposition. Abstentions from voting and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to ratify FORVIS, LLP as the Company’s independent registered public accounting firm for 2024.

Any other matters properly coming before the Annual Meeting will require such stockholder approval as is required by applicable law or our governing documents.

If you hold your shares in “street name” through a brokerage firm, bank, or other nominee, your broker, bank, or other nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker, bank, or other nominee specific instructions, your shares may not be voted on those matters. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum at the Annual Meeting or any adjournment thereof.

A “broker non-vote” occurs when a broker or other nominee who holds shares for a beneficial owner does not vote on a particular matter because the broker or other nominee lacks discretionary authority on that matter and has not received voting instructions from the beneficial owner of the shares.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a “quorum” for the Annual Meeting?

A majority of our outstanding shares entitled to vote at the Annual Meeting, present in person (including participation virtually/online) or represented by proxy, constitutes the quorum necessary to conduct business at the Annual Meeting. If you have voted by proxy, your shares will be considered part of the quorum. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting and any adjournment thereof. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum.

How are the votes counted?

John Berg, our Chief Financial Officer, has been appointed by the Board as the Inspector of Elections for the Annual Meeting. With assistance from VStock, he will tabulate the votes received for each nominee for election as a director and all other items of business at the Annual Meeting. He will announce preliminary results at the Annual Meeting and subsequently certify to the Board the results of the election of directors and all other items of business voted on at the Annual Meeting. Final voting results will be reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

Who pays for the solicitation of proxies?

We will pay the cost of preparing, printing, and mailing materials in connection with this solicitation of proxies. In addition to solicitation by mail, officers, directors (including those nominees for election as a director), and employees of the Company and Private Guerrilla RF may make solicitations personally, by telephone, or otherwise without additional compensation for doing so. We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting. We will, upon request, reimburse brokerage firms, banks, and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares or otherwise in connection with this solicitation of proxies.

When are proposals for the 2025 Annual Meeting of Stockholders due?

It is presently anticipated that the 2025 Annual Meeting of Stockholders of the Company will be held in May 2025. For a stockholder proposal to be considered for inclusion in the proxy solicitation materials for the 2025 Annual Meeting, the Secretary of the Company must receive the written proposal at our principal executive offices at 2000 Pisgah Church Road, Greensboro, North Carolina 27455 no later than December 13, 2025. To be eligible for inclusion, a proposal must comply with our bylaws, Rule 14a-8, and all other applicable provisions of Regulation 14A under the Exchange Act.

Any proposal not intended to be included in the proxy statement for the 2025 Annual Meeting, but intended to be presented from the floor at that Annual Meeting, must have been received by us at our principal executive offices listed above no earlier than January 17, 2025 and no later than February 16, 2025, and must otherwise comply with and include the information required under our bylaws.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes of directors, designated Class I, Class II, and Class III, with staggered three-year terms. Ordinarily, one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term will continue until the end of such director’s term and the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification, or removal.

The Board currently consists of eight directors, three of whom have terms expiring at the Annual Meeting. The Board has nominated the three persons named below for election as directors to serve for a three-year term, or until their earlier death, resignation, disqualification or removal, or until their successors are elected and qualified. Each of the director nominees currently serves as a director of the Company. If all of the director nominees are elected, there will be eight directors serving on the Board following the Annual Meeting.

The persons named as proxies in the proxy card intend to vote “FOR” the three nominees listed below, unless authority to vote is withheld or any proxies are duly revoked. Each nominee has consented to serve as a director of the Company, if elected. If, at the time of the Annual Meeting, a nominee is unavailable for election or service, the discretionary authority provided in the proxy card will be exercised to vote for such other person for the office of director as may be nominated by the Board. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement. The present Board has no reason to believe that any of the nominees named will be unable to serve if elected to office.

Each of the nominees brings special skills and attributes to the Board through a variety of levels of education, business experience, director experience, industry experience, philanthropic interests, and community involvement. Additional information about each nominee and his or her special skills is provided below. The age of each director is as of March 31, 2024.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS

TO SERVE UNTIL THE 2027 ANNUAL MEETING

James (Jed) E. Dunn, Jr. (age 63) has served as a member of the Board since 2016. Since 2013, Mr. Dunn has served as Managing Director at Newport LLC, a business advisory company assisting middle market companies focus on strategy and growth, where he co-found the mergers and acquisition practice of the firm. Prior to Newport, Mr. Dunn served as the Chief Executive Officer at Piedmont Hematology-Oncology Associates, PLLC, from 2008 to 2012. From 1988 to 2007, Mr. Dunn was the Owner and Chief Executive Officer at Coleman Resources, a contract supplier of design, printing, fulfillment, and logistics services. Earlier in his career, Mr. Dunn served as a corporate lender at First Union Bank. Mr. Dunn currently serves as a director of Triad Growth Partners, Inc., a provider of technology commercialization services. He previously served on a number of boards, including the Board of Trustees for Washington and Lee University. Mr. Dunn holds a Bachelor of Arts degree in Economics from Washington and Lee University. We believe that Mr. Dunn is qualified to serve on our Board due to his experience as an entrepreneur and business advisor to middle market and start-up companies.

William J. Pratt (age 81) has served as a member of the Board since 2014. In 1991, Mr. Pratt co-founded RF Micro Devices, Inc. (“RFMD”), a global company providing wireless communication products, now named Qorvo, Inc.. He retired in 2008 as RFMD’s Chief Technology Officer. Mr. Pratt served as chairman of the board of directors of RFMD from 1991 until 2002. Mr. Pratt earned a Bachelor of Science degree in Electrical Engineering from Villanova University and brings significant experience as a semiconductors and technology professional. We believe that Mr. Pratt is qualified to serve on our Board due to his more than 30 years of experience in the wireless communications industry and his deep understanding of the challenges and issues facing semiconductor companies gained from his experience as co-founder and Chief Technology Officer of RFMD.

Virginia Summerell (age 65) has served as a member of the Board since February 2023. From 1992 until 2021, Ms. Summerell served in various finance roles at Tanger Factory Outlet Centers, Inc., including as Senior Vice President of Finance and Treasurer from 2011 to 2021, contributing to the development of finance and treasury functions. Ms. Summerell helped the company navigate from a family-owned real estate development firm to a successful publicly traded Real Estate Investment Trust. Previously, she served in various roles in corporate, commercial and real estate banking at Bank of America and its predecessors. Ms. Summerell holds a Bachelor of Arts degree in Economics from Davidson College and an MBA from the Babcock School at Wake Forest University. We believe that Ms. Summerell is qualified to serve on our Board because of her substantial experience in finance, treasury and capital markets, in addition to broad experience in general management.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE FOR ALL NOMINEES FOR ELECTION AS DIRECTORS

CONTINUING DIRECTORS

CLASS I DIRECTORS WITH TERM ENDING AS OF THE 2025 ANNUAL MEETING

Ryan Pratt (age 46) is the founder of the Company and has served as its Chief Executive Officer and a member of the Board since 2014. Prior to founding the Company, Mr. Pratt served as Director of Engineering at Skyworks, Greensboro Design Center from June 2008 to February 2013. Previously, Mr. Pratt served in various roles at RFMD, including as Senior Design Engineer from January 2004 to May 2006, and as Design Engineering Manager from May 2006 to June 2008. Mr. Pratt holds a Bachelor of Science degree in Electrical Engineering from North Carolina State University and has 11 patents. We believe that Mr. Pratt is qualified to serve on our Board because he is the founder and Chief Executive Officer of the Company and due to his extensive business and technical experience in the radio frequency (“RF”) semiconductor industry.

Gary Smith (age 65) has served as a member of the Board since August 2020. Since August 2018, Mr. Smith has served as President at AMB Investments, LLC. Before joining AMB Investments, Mr. Smith served as President and Chief Executive Officer of North State Aviation, LLC, an aviation MRO, from September 2016 through July 2018, and as Vice President and General Manager of the Elastomers Group at Wabtec Corporation from January 2014 to September 2016. Earlier in his career, Mr. Smith served as Executive Vice President and Chief Financial Officer at Longwood Industries from 2011 to 2013, Kinetic Systems Inc. from 2008 to 2011, International Textile Group, Inc. from 2004 to 2008, and Cone Mills Corporation from 1999 to 2004. Mr. Smith holds a Bachelor of Science degree in Accounting and Finance from the University of North Carolina at Greensboro and an MBA from the Bryan School of Business, University of North Carolina at Greensboro. We believe that Mr. Smith is qualified to serve on our Board due to his extensive experience in global operations and financial leadership.

Greg Thompson (age 61) has served as a member of the Board since 2019. Since 2013, Mr. Thompson has served as Director of Regional Sales and Business Development at pSemi Corporation, a Murata company, a manufacturer of high-performance RF CMOS integrated circuits. Prior to joining pSemi Corporation, Mr. Thompson was Vice President of Sales at RFMD from 1993 to 2011. Mr. Thompson holds a Bachelor of Science degree in Engineering and Management from Clarkson University and an MBA from Pepperdine University. We believe that Mr. Thompson is qualified to serve on our Board due to his substantial experience in the semiconductor and wireless communications industry, including broad operating experience in sales.

CLASS II DIRECTORS WITH TERM ENDING AS OF THE 2026 ANNUAL MEETING

David Bell (age 67) has served as a member of the Board since 2020. Mr. Bell has over 40 years of technology development experience. Mr. Bell co-founded Actev Motors, Inc. in December 2014, a company now focused on UVC ultraviolet light disinfection. He has served as Actev Motor’s Chief Executive Officer since its founding. Prior to co-founding Actev Motors, Mr. Bell served as President and Chief Operating Officer, then President and Chief Executive Officer at Intersil Corporation from 2007 to 2012. From 1994 to 2007, Mr. Bell served in various roles at Linear Technology Corporation, including as President from 2003 to 2007. Mr. Bell holds a degree in Electrical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Bell is qualified to serve on our Board due to his experience as an entrepreneur and substantial operational experience, business acumen, and expertise in technology development.

Susan Barkal (age 61) has served as a member of the Board since September 2022. Since 2021, she has served as the Senior Vice President of Quality, Supply Chain Executive, Chief Compliance Officer, and CFIUS Security Officer at Yageo Corporation, an electronic component manufacturing company.  From 1999 until YAGEO’s acquisition of KEMET Corporation in 2020, Ms. Barkal served in various roles at KEMET, including as Senior Vice President of Quality and Chief Compliance Officer from 2009 to 2021. Ms. Barkal served as an Inside Board Director for the KEMET / TOKIN Electronics Joint Venture from 2014 to 2017. Ms. Barkal holds a Bachelor of Science degree in Chemical Engineering from Clarkson University and a Master of Science degree in Mechanical Engineering from California Polytechnic State University. We believe that Ms. Barkal is qualified to serve on our Board due to her extensive experience in the technology sector, particularly in global quality and compliance, portfolio management strategies, and new product development.

Director Independence

For independence purposes, we use the definition of independence applied by NASDAQ Stock Market LLC (“Nasdaq”), given the possibility of our potential uplisting to Nasdaq. Under the rules of Nasdaq, a listed company’s board of directors must be comprised of a majority of independent directors. A director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that all members of the Board other than Ryan Pratt, William J. Pratt and Gary Smith are independent directors, as defined under applicable Nasdaq rules. In making such independence determination, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the association of any of our non-employee directors with the holders of more than 5% of our common stock.

Family Relationships

There is one family relationship to note among the directors and executive officers. Ryan Pratt, our Chief Executive Officer, is the son of William J. Pratt, a director.

How Much Common Stock do our Directors and Named Executive Officers Own?

The following table sets forth information as of the Record Date, concerning the beneficial ownership of shares of each director and each named executive officer who held office during 2023 and by each nominee for election, and by all directors named executive officers and nominees as a group. According to rules promulgated by the Securities and Exchange Commission (the “SEC”), a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security, or otherwise.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 7,937,079 shares of common stock outstanding as of the Record Date. Shares of common stock that a person has the right to acquire within 60 days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Guerrilla RF, Inc., 2000 Pisgah Church Road, Greensboro, North Carolina 27455.

BENEFICIAL OWNERSHIP TABLE

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors, nominees, and named executive officers
Susan Barkal(1)	20,579	*
David Bell(2)	16,355	*
John Berg(3)	49,153	*
Kellie Chong(4)	19,803	*
James (Jed) E. Dunn(5)	31,634	*
Mark Mason(6)	35,421	*
Ryan Pratt (7)	919,421	11.6%
William J. Pratt(8)	120,480	1.5%
Gary Smith(9)	16,355	*
Virginia Summerell(10)	6,811	*
Greg Thompson(11)	56,319	*
Directors, nominees, and named executive officers as a group (11 persons)(12)	1,292,331	16.0%

Unless otherwise noted, all shares are owned directly of record by the named persons, their spouses and minor children, or by other entities controlled by the named persons.

*     Represents beneficial ownership of less than one percent.

(1)    Consists of (i) 10,834 shares of common stock, (ii) 6,411 RSUs that vest within 60 days of the Record Date, and (iii) 3,334 shares of common stock issuable upon exercise of outstanding warrants.

(2)    Consists of (i) 6,251 shares of common stock, (ii) 6,411 RSUs that vest within 60 days of the Record Date, and (iii) options to purchase 3,693 shares of common stock that are exercisable within 60 days of the Record Date.

(3)    Consists of (i) 33,519 shares of common stock, (ii) options to purchase 13,967 shares of common stock that are exercisable within 60 days of the Record Date, and (iii) 1,667 shares of common stock issuable upon exercise of outstanding warrants.

(4)    Consists of (i) 8,970 shares of common stock and (ii) options to purchase 10,833 shares of common stock that are exercisable within 60 days of the Record Date.

(5)    Consists of (i) 12,819 shares of common stock, (ii) 6,411 RSUs that vest within 60 days of the Record Date, (iii) options to purchase 11,570 shares of common stock that are exercisable within 60 days of the Record Date, and (iv) 834 shares of common stock issuable upon exercise of outstanding warrants.

(6)    Consists of (i) 8,196 shares of common stock, (ii) options to purchase 26,391 shares of common stock that are exercisable within 60 days of the Record Date, and (iii) 834 shares of common stock issuable upon exercise of outstanding warrants.

(7)    Consists of (i) 914,498 shares of common stock, and (ii) options to purchase 4,923 shares of common stock that are exercisable within 60 days of the Record Date.

(8)   Consists of (i) 105,205 shares of common stock, (ii) 6,411 RSUs that vest within 60 days of the Record Date, and (iii) options to purchase 8,864 shares of common stock that are exercisable within 60 days of the Record Date.

(9)    Consists of (i) 6,251 shares of common stock (ii) 6,411 RSUs that vest within 60 days of the Record Date, and (iii) options to purchase 3,693 shares of common stock that are exercisable within 60 days of the Record Date.

(10)   Consists of (i) 400 shares of common stock and (ii) 6,411 RSUs that vest within 60 days of the Record Date.

(11)  Consists of (i) 43,015 shares of common stock, (ii) 6,411 RSUs that vest within 60 days of the Record Date, and (iii) options to purchase 6,893 shares of common stock that are exercisable within 60 days of the Record Date.

(12)  Consists of (i) 1,149,958 shares of common stock, (ii) 44,877 RSUs that vest within 60 days of the Record Date, (iii) options to purchase 90,827 shares of common stock that are exercisable within 60 days of the Record Date, and (iv) 6,669 shares of common stock issuable upon exercise of outstanding warrants.

Security Ownership of Certain Beneficial Owners

The Exchange Act requires that any person who acquires the beneficial ownership of more than 5% of our common stock notify the SEC and us. Set forth below is certain information, as of the Record Date, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to us to own beneficially more than 5% of our shares.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% stockholders
Al Bodford(1)	1,330,905	16.8%
Ryan Pratt(2)	919,421	11.6%
Mark Tompkins(3)	427,392	5.4%
Salem Investment Partners V, Limited Partnership(4)	1,241,733	15.6%

Unless otherwise noted, all shares are owned directly of record by the named persons, their spouses and minor children, or by other entities controlled by the named persons.

(1)  Mr.  Bodford holds these shares in the name of his company, AMB Investments, LLC. The address of Mr. Bodford and AMB Investments, LLC is 1501 Highwoods Boulevard, Suite 302, Greensboro, NC 27410. Excludes 500,000 shares of common stock issued by the Company to Salem Investment Partners V, Limited Partnership (“Salem”), in which AMB Investments has a pecuniary interest but no voting or dispositive power.

(2)  Consists of (i) 914,498 shares of common stock, and (ii) options to purchase 4,923 shares of common stock that are exercisable within 60 days of the Record Date.

(3)  Based on a Schedule 13 G/A filed by Mr. Tompkins on February 14, 2024. Includes 411,367 outstanding shares of common stock and 16,025 shares of common stock issuable upon exercise of outstanding warrants. The address of Mr. Tompkins is App. 1, Via Guidino 23, 6900 Lugano-Paradiso, Switzerland.

(4)  Includes 1,193,655 outstanding shares of common stock and 48,078 shares of common stock issuable upon exercise of outstanding warrants. Of the 1,193,655 shares held by Salem, AMB Investments, LLC and others have the a pecuniary interest in 760,000 shares; however, Salem has sole voting and dispositive power. The address of Salem is 7900 Triad Center Drive, Suite 333, Greensboro, NC 27409.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file ownership reports and ownership changes with the SEC. To our knowledge, based solely upon a review of the copies of the Section 16(a) reports furnished to us and written representations from officers and directors, we believe that during the fiscal year ended December 31, 2023, all Section 16(a) reports were filed on a timely basis, except as follows: Forms 4 describing the April 2023 award of RSUs to non-employee directors were filed late due to administrative delays. For a description of these equity awards, see the section titled “Non-Employee Director Compensation.”

Executive Officers of the Company

The following table sets forth certain information about our executive officers as of the Record Date:

Name	Age	Positions
Executive Officers
Ryan Pratt	46	Chief Executive Officer and Chairman
John Berg	63	Chief Financial Officer
Mark Mason	49	Chief Operating Officer
Kellie Chong	60	Chief Business Officer

Ryan Pratt. Please see “Proposal 1 Election of Directors – Continuing Directors – Class I Directors with Term Ending as of the 2025 Annual Meeting” above for Mr. Pratt’s biographical information.

John Berg has served as Chief Financial Officer of the Company since 2016. From December 1999 to March 2014, Dr. Berg served as Director of Finance at RFMD. Prior to joining RFMD, Dr. Berg served as Corporate Controller for Sara Lee Branded Apparel from 1985 to 1999. Dr. Berg holds a Bachelor of Science degree in Accounting from the University of North Carolina at Greensboro, an MBA from High Point University, a Master of Science degree in Accounting from the University of Connecticut, and a DBA from Northcentral University.

Mark Mason has served as Chief Operating Officer of the Company since July 2019. From February 2011 until July 2019, he was Vice President of Operations at Triad Semiconductor. Prior to joining Triad Semiconductor, Mr. Mason spent 14 years at RFMD, most recently as the Manager of the Production Test Development Multi-Market Products Group. Mr. Mason holds a Bachelor of Science degree in Electrical Engineering from West Virginia University.

Kellie Chong joined the Company in January 2022 as a Chief Business Officer. She has over 35 years of industry experience, including over 29 years at RFMD. Ms. Chong started as an integrated Circuit (IC) designer in 1992, served as a Director of Corporate Engineering in 1996, transitioned to oversee Global Positioning System (GPS) product line in 2003 to a Director of Filter Technology in 2006, a Director of Infrastructure and Standard Products in 2009, and lastly as the Director of the Broadband Product line in 2013 before leaving to join the Company. Earlier in her career, Ms. Chong worked as a test engineer at ASEA Brown Boveri and a design engineer for high-speed Analog to Digital Converter at Addacon (Micro Networks). Ms. Chong holds a Bachelor of Science degree in Electrical Engineering from the North Carolina State University and an Executive Management Masters certificate from the University of North Carolina at Greensboro.

How Often Did Our Board Meet During 2023?

During our fiscal year ended December 31, 2023, the Board held 18 meetings. Each director attended at least 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the Board on which such director served during the periods that he or she served. Our Corporate Governance Guidelines require that all directors are expected to attend the Annual Meeting.

How can you communicate with the Board?

We do not have formal procedures for stockholder communication with our Board. In general, our directors and officers are easily accessible by telephone, postal mail, or e-mail. Any matter intended for the Board or any individual director can be directed to Ryan Pratt, our Chief Executive Officer, at our principal executive offices located at 2000 Pisgah Church Road, Greensboro, North Carolina 27455. You also may direct correspondence to the Board or any of its members in care of the Company at the foregoing address. Your communication will be forwarded to the intended recipient unopened.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “General Code”) which applies to all of our employees, officers, and directors, and the Executive Officer Code of Business Conduct and Ethics (the “Officer Code”), which applies to our Chief Executive Officer, Chief Financial Officer and our senior financial and accounting officers. The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies, and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional standards on our Chief Executive Officer, Chief Financial Officer, and senior financial and accounting officers concerning our accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the Chief Executive Officer and, in certain circumstances, the Audit Committee, any material information which comes to their attention that (i) affects disclosures made by the Company in our public filings; (ii) demonstrates significant deficiencies in our internal controls; (iii) concerns fraud or a violation of the Officer Code or General Code by management or employees who have a significant role in financial reporting, disclosure, and internal controls; or (iv) involves a material violation of law, including securities laws. Under the Officer Code, the Board or its designee, determines the appropriate actions to be taken in the event the Officer Code or General Code is violated by our Chief Executive Officer, Chief Financial Officer, or our senior financial and accounting officers, which actions may include termination of employment. The General Code and the Officer Code outline appropriate behavior for all employees. The full text of the General Code and the Officer Code are available on our website by going to www.guerrilla-rf.com, under the heading Investor Relations. We intend to disclose any amendments to our General Code and the Officer Code, or waivers of their requirements, on our website.

Board Leadership Structure and Role in Risk Oversight

The ultimate authority to oversee the business of the Company rests with the Board. Our executive officers are appointed by, and serve at the discretion of, our Board. The Company’s officers have responsibility for the management of the Company’s operations.

Our founder, Ryan Pratt, serves as Chief Executive Officer and as Chairman of the Board. The Board believes that it is in the best interest of the Company for Mr. Pratt to hold both positions at the present time due to our early stage of development and his unique knowledge of our history and goals, which we believe complement both the officer and chairman positions.

One of the key functions of the Board is informed oversight of our risk management process. The Board administers its risk oversight function directly through the Board as a whole and through various standing committees of the Board that address risks inherent in their respective areas of oversight. Significant risk oversight matters considered by the committees are reported to and considered by the Board. Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of responsibility of any committee.

Directors keep themselves informed of the activities and condition of the Company and of the risk environment in which it operates by regularly attending Board and assigned board committee meetings, and by review of meeting materials, and auditors’ findings and recommendations. Directors stay current on general industry trends and any statutory and regulatory developments pertinent to us by periodic briefings by executive management, counsel, auditors, or other consultants.

The Board oversees the conduct of our business and administers the risk management function by:

●	selecting, evaluating, and retaining competent executive management;
●	establishing, with executive management, our long- and short-term business objectives;
●	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies; and
●	overseeing our business performance.

The Board has established committees to effectively divide risk monitoring responsibilities and capabilities. The Committees include Audit, Compensation, and Corporate Governance and Nominating Committees. The Audit Committee, charged by the Board with the primary oversight responsibility for risk management, also oversees the integrity of financial reporting, compliance with laws and regulations, and the structure of internal control. The Compensation Committee provides oversight of executive compensation, administers and implements the Company’s incentive compensation and equity-based plans, and establishes our overall compensation philosophy. The Corporate Governance and Nominating Committee recommends persons to serve as members of our Board, establishes principles for the Company, and provides leadership on corporate governance matters.

In the day-to-day management of risk, management has established and implemented appropriate policies, procedures, risk assessment tools, and a defined organization and reporting structure. With respect to the organization and reporting structure, a hierarchy has been created which divides responsibility along functional lines of authority and further divides responsibilities efficiently and effectively into specific processes.

The Board believes that the foundation for risk management is well-established and understood throughout the Company at the Board level and throughout the organization.

Diversity of the Board

Although the Governance and Nominating Committee does not maintain a specific policy with respect to board diversity, the Board believes that the Board should be a diverse body. Diversity in experiences, perspectives, and backgrounds is just one of many factors considered by the Governance and Nominating Committee in considering director nominees. In August 2021, the SEC adopted Nasdaq’s proposal that requires listed companies to provide statistical information about their boards of directors, in the form of a matrix chart. The below Diversity Matrix reports self-identified diversity statistics for the Board in the format required by Nasdaq’s rules.

Board Diversity Matrix (as of March 4, 2024)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	5	—	1
Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	1

Related Party Matters

The Audit Committee is charged with reviewing and approving all related party transactions of the Company and our directors, executive officers, and employees. All material facts of such transactions and the employee’s or the director’s interest are discussed by all disinterested directors, and a decision is made as to whether the transaction is fair to the Company. A majority vote of all disinterested directors is required to approve a related party transaction. The Board believes that all related party transactions with officers and directors are on terms comparable to those which would have been reached with unaffiliated parties at the time such transactions were made.

Board Committees

Our Board has three standing committees: the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, each of which, pursuant to its respective charter, has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides the current committee membership for each of the Board committees.

Name	Audit	Compensation	Corporate Governance and Nominating
Susan Barkal			X
David Bell		X
James (Jed) E. Dunn	X		X (Chair)
William J. Pratt
Ryan Pratt
Gary Smith
Virginia Summerell	X (Chair)
Greg Thompson		X (Chair)

Audit Committee. The Audit Committee held six meetings in 2023. Each member of the Audit Committee is financially literate. The Board has determined that each member of the Audit Committee is independent within the meaning of the Nasdaq director independence standards and applicable rules of the SEC for audit committee members. The Board has also determined that Ms. Summerell qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee’s principal functions are to assist our Board in its oversight of:

●

overseeing the process by which the Board is informed regarding any significant legal and regulatory compliance risks facing the Company and coordinating with the Company’s legal counsel to ensure the Board receives regular legal and regulatory compliance updates from management;

●	selecting a firm to serve as our independent registered public accounting firm to audit the Company’s financial statements;
●	ensuring the independence of the independent registered public accounting firm;
●	discussing the scope, timing, and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
●	reviewing the adequacy of the Company’s system of internal controls;
●	in consultation with management, periodically reviewing the adequacy of the Company’s disclosure controls and procedures;
●	reviewing related-party transactions that are material or otherwise implicate disclosure requirements;
●	providing the audit committee report for inclusion in our proxy statement for our annual meeting for stockholders; and
●	approving or pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

A current copy of the Audit Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

Audit Committee Report. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management of the Company. The Audit Committee has discussed with FORVIS, LLP , our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from FORVIS, LLP prescribed by applicable requirements of the PCAOB regarding FORVIS, LLP ’s communications with the Audit Committee concerning independence, and has discussed with FORVIS, LLP its independence in providing audit services to us. Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Audit Committee

Virginia Summerell (Chair)

James (Jed) E. Dunn

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held two meetings in 2023. Our Corporate Governance and Nominating Committee’s principal functions include, among other things:

●	recommending to our Board persons to serve as members of the Board and as members and chairpersons of the committees of our Board;
●	reviewing the size and composition of our Board and recommending to our Board any changes it deems advisable;
●	reviewing and recommending to our Board any changes to our corporate governance principles;
●	overseeing the process of evaluating the performance of our Board; and
●	advising our Board on corporate governance matters.

Our Corporate Governance and Nominating Committee has a written charter and Corporate Governance Guidelines. The Governance Guidelines contain various provisions related to the functions of the Board, including (i) the composition and size of the Board; (ii) meeting attendance, meeting preparation requirements, and other responsibilities of directors; (iii) the composition of Board committees; (iv) the role of the Board with respect to management; (v) director orientation and continuing professional development; (vi) periodic evaluations of corporate guidelines; and (vii) annual self-evaluations with the Governance Committee to determine whether the Board and its committees are functioning effectively and in compliance with the Governance Guidelines.

The Board has determined that each member of our Corporate Governance and Nominating Committee is an independent director as determined in accordance with Nasdaq’s director independence guidelines.

A current copy of the Corporate Governance Guidelines and Corporate Governance and Nominating Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

Compensation Committee. The Compensation Committee held two meetings in 2023. The Compensation Committee is responsible for, among other things:

●	reviewing and approving the compensation of our chief executive officer;
●	reviewing and recommending to our Board, the compensation of our directors;
●	reviewing our executive compensation programs;
●	administering and implementing the Company’s incentive compensation plans and equity-based plans; and
●	establishing our overall compensation philosophy.

Each member of the Compensation Committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act. The Board has also determined that each member of the Compensation Committee is also an independent director within the meanings of Nasdaq’s director independence standards and applicable SEC rules.

A current copy of the Compensation Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

The Compensation Committee administers the Company’s 2014 Long Term Stock Incentive Plan (the “2014 Plan”), which was adopted in 2014 and most recently amended in 2021. No additional awards may be made under the 2014 Plan. The Compensation Committee also administers the Company’s 2021 Equity Incentive Plan (the “2021 Plan,” and together with the 2014 Plan, the “Stock Incentive Plans”), which was adopted in 2021 to replace the 2014 Plan. Subject to the terms and conditions of the Stock Incentive Plans, the Compensation Committee has the authority, among other things, to select the persons to whom awards may be granted, construe and interpret the Stock Incentive Plans as well as determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the Stock Incentive Plans or any award granted thereunder. The Stock Incentive Plans provide that the Compensation Committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our Board.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. In addition, none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or Compensation Committee during 2023.

EXECUTIVE COMPENSATION

We became a public company in October 2021 and we are currently an “emerging growth company” and a “smaller reporting company.” As an “emerging growth company” and a “smaller reporting company,” we are not required to include a Compensation Discussion and Analysis section in our executive compensation disclosure and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies. The following tables and accompanying narrative set forth information about the compensation provided to our principal executive officer and the three most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers as of December 31, 2023. These executive officers were Ryan Pratt, our Chief Executive Officer, Mark Mason, our Chief Operating Officer, John Berg, our Chief Financial Officer, and Kellie Chong, our Chief Business Officer, whom we refer to in this section as our “named executive officers.”

Summary Compensation Table. The following table shows, for the fiscal years indicated, the cash compensation we paid, as well as certain other compensation paid or accrued for those years, to our named executive officers for services in all capacities.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	Equity Awards(3)	All Other Compensation (4)	Total
Ryan Pratt,	2023	$291,302	$150,000	—	$223,500	$53,677	$718,479
Chief Executive Officer	2022	$299,077	$115,040	—	$300,000	$58,819	$772,936

Mark Mason,	2023	$261,767	$75,000	—	$111,750	$48,600	$497,117
Chief Operating Officer	2022	$306,404	—	—	$24,660	$48,478	$379,542

John Berg,	2023	$274,108	$75,000	—	$111,750	$35,417	$496.275
Chief Financial Officer	2022	$300,000	—	—	$23,497	$32,512	$356,009

Kellie Chong	2023	$286,692	$75,000	—	$111,750	$35,999	$509,441
Chief Business Officer	2022	$306,923	—	$164,190	—	$30,461	$501,574

(1)  Bonuses for the 2023 fiscal year have not been paid, and may ultimately be paid in the form of equity rather than cash.

(2)  Amounts represent the aggregate grant date fair value of the stock options awarded for services performed in the fiscal year indicated in accordance with FASB Accounting Standards Codification Topic 718. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the named executive officer from the stock options.

(3)  Amount represents the aggregate grant date fair value of RSUs awarded for services performed in the fiscal year indicated in accordance with FASB Accounting Standards Codification Topic 718. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions as the amount reported has a three-year service-based vesting condition. Note that the amounts reported in this column reflect the accounting cost for these RSUs and does not correspond to the actual economic value that may be received by our named executive officers from the RSUs.

(4)  The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name and Principal Position	Year	Employer 401(k) Match	Premiums Paid on Short and Long Term Disability Insurance	Premiums Paid on Group Life Insurance	Premiums Paid on Group Health Insurance
Ryan Pratt,	2023	$11,041	$783	$2,254	$39,599
Chief Executive Officer	2022	$16,963	$854	$2,254	$38,748

Mark Mason,	2023	$11,052	$783	$1,908	$34,857
Chief Operating Officer	2022	$11,771	$827	$1,908	$33,972

John Berg,	2023	$11,590	$852	$5,722	$17,253
Chief Financial Officer	2022	$11,654	$816	$5,722	$14,320

Kellie Chong,	2023	$13,080	$852	$5,043	$17,024
Chief Business Officer	2022	$10,615	$784	$5,043	$14,019

Equity Compensation

From time to time, we grant equity awards to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service with us. As of December 31, 2023, all of our named executive officers held equity awards that were granted under the Stock Incentive Plans, as set forth in the table below titled “Outstanding Equity Awards at 2023 Fiscal Year-End.”

Outstanding Equity Awards at 2023 Fiscal Year-End. The following table presents information regarding outstanding equity awards for each of our named executive officers as of December 31, 2023.

Equity Awards
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options
Name	Grant Date	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of RSUs that have not vested (#)	Market value of RSUs that have not vested ($)
Ryan Pratt	—	—	—	—	—	44,445	133,335
Mark Mason	9/11/2019	24,618	—	$2.20	9/11/2029	15,783	47,349
	10/30/2020	1,773	—	$3.19	10/30/2030	—	—
John Berg	12/5/2016	6,154	—	$1.42	12/5/2026	15,696	47,088
	9/25/2018	4,267	—	$1.93	9/25/2028	—	—
	9/11/2019	2,068	—	$2.20	9/11/2029	—	—
	10/30/2020	1,477	—	$3.19	10/30/2030	—	—
Kellie Chong	2/21/2022	5,417	16,250	$12.00	2/21/2032	12,500	37,500

Employment Agreement

In 2020, we entered into an employment agreement with Ryan Pratt, our Chief Executive Officer and a member of our Board. The employment agreement superseded an earlier agreement and provides for an initial annual base salary of $240,000. The employment agreement does not have a fixed employment term and provides that Mr. Pratt is an at-will employee, meaning that either he or we may terminate the employment relationship at any time, with or without cause, and with or without notice. Under the terms of the employment agreement, Mr. Pratt is entitled to participate in all employee benefits to the extent generally available to our other similarly situated employees, including, without limitation, benefits such as medical, life insurance, 401(k) plan, and paid time off. The employment agreement also restricts him from competing against us, soliciting our customers or employees, or interfering with our relationships with our vendors, consultants, and independent contractors, in each case for a period of one year following a termination of employment. The employment agreement also includes invention assignment and confidentiality provisions.

Offer Letters

We have entered into offer letters with Messrs. Mason and Berg, and Ms. Chong. In addition, each of our named executive officers has executed our form of standard employee invention assignment and confidentiality agreement.

Mark Mason

In 2019, we entered into an offer letter with Mr. Mason, our Chief Operating Officer. This offer letter provided for an initial annual base salary of $201,600 and an award of 50,000 stock options. Mr. Mason is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

John Berg

In 2016, we entered into an offer letter with Mr. Berg, our Chief Financial Officer. Originally employed on a part-time basis, the offer letter provided for an initial annual base salary of $36,000 and an award of 50,000 stock options. Mr. Berg is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

Kellie Chong

In 2022, we entered into an offer letter with Ms. Chong, our Chief Business Officer. This offer letter provided for an initial annual base salary of $201,600 and an award of 50,000 stock options. Ms. Chong is an at-will employee and does not have a fixed employment term. She is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

Potential Payments upon Termination or Change in Control

We have entered into an employment agreement with Mr. Pratt and offer letters with Messrs. Mason and Berg and Ms. Chong, which provide for the following benefits upon certain terminations as provided below:

Ryan Pratt

If Mr. Pratt is terminated by us without cause (as such term is defined in his employment agreement), he will be eligible to continue to receive his base salary for 12 months following termination, in exchange for executing a customary release of claims and his continued compliance with the restrictive covenants contained in his employment agreement.

Mark Mason

If Mr. Mason is terminated for any reason, he is not entitled to any severance.

John Berg

If Mr. Berg is terminated for any reason, he is not entitled to any severance.

Kellie Chong

If Ms. Chong is terminated for any reason, she is not entitled to any severance.

Stock Incentive Plans

The purpose of the Stock Incentive Plans is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors, and consultants, and to promote the success of our business.

2014 Plan

In connection with the Merger, we assumed Private Guerrilla RF’s 2014 Plan, and options issued and outstanding under the 2014 Plan were assumed and converted into options to purchase our common stock. Effective October 22, 2021, participation in the 2014 Plan was frozen, and no new awards will be made under the 2014 Plan. The 2014 Plan provides for the grant of incentive stock options and non-statutory stock options to purchase shares of our common stock, each at a stated exercise price. The 2014 Plan also allows for the grant of restricted stock awards, with terms as generally determined by the Compensation Committee (in accordance with the 2014 Plan) and to be set forth in an award agreement. We have not granted any shares of restricted stock under the Guerrilla RF Plan. As of December 31, 2023, options to purchase 492,143 shares remained outstanding under the 2014 Plan.

2021 Plan

The Company currently grants equity awards to our employees, directors, and consultants under the 2021 Plan, which was adopted in connection with the Merger. Under the 2021 Plan, the Company is permitted to award stock options and other types of equity incentive awards, such as restricted stock awards, SARs, RSUs, performance awards, cash awards, and stock bonus awards. We initially reserved 37,166 shares of our common stock, plus any reserved shares not issued or subject to outstanding grants under the 2014 Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under our 2021 Plan.

In addition, the number of shares reserved for issuance under our 2021 Plan increased automatically by 276,227 shares on January 1, 2022; 310,560 shares on January 1, 2023; and 394,660 shares on January 1, 2024, and will continue to automatically increase annually through January 1, 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of common stock as of the immediately preceding December 31, or such number as is determined by our Board.  As of December 31, 2023, a total of 567,169 shares were reserved for issuance under the 2021 Plan, including 31,353 shares available for future awards.

As of December 31, 2023, options to purchase an aggregate of 570,748 shares remained outstanding under the two Stock Incentive Plans, with a weighted-average exercise price of $7.67 per share, and 454,566 RSUs were outstanding under the 2021 Plan.

The maximum permitted term of options granted under both the 2014 Plan and the 2021 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant. All awards under the 2021 Plan will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the board of directors or required by law to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our Stock Incentive Plans may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.

Non-Employee Director Compensation

We have not established a formal policy to provide cash or equity compensation to our non-employee directors for their service on our Board or committees of our Board. The following table shows, for the year ended December 31, 2023, the compensation earned by or awarded to the Company’s non-employee directors.

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)	Equity Awards ($)(1)	Total ($)
Susan Barkal	2023	20,000	—	50,006	70,006
David Bell	2023	20,000	—	50,006	70,006
James (Jed) E. Dunn	2023	32,500	—	50,006	82,506
William J. Pratt	2023	20,000	—	50,006	70,006
Gary Smith	2023	32,500	—	50,006	82,506
Virginia Summerell	2023	17,222	—	50,006	67,228
Greg Thompson	2023	32,500	—	50,006	82,506

(1)

Amounts represent the grant date fair value of the RSU awards granted to the non-employee directors for services provided in 2023, disregarding estimates of forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the price of $7.80 per share. Note that the amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that our non-employee directors may receive from any future disposition of the common stock.

TRANSACTIONS WITH RELATED PARTIES

Certain Relationships and Related Party Transactions

Described below are all transactions occurring since January 1, 2022, in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. Other than as described below, there have not been transactions to which we have been a party other than compensation arrangements, which are described under “Executive Compensation.”

Participation in the 2022 Private Placement

Between December 2022 and February 2023, the Company conducted multiple closings of a private placement offering to accredited investors (the “2022 Private Placement”) of 7,099,145 units (the “Units”), each Unit consisting of one share of our common stock and one warrant to purchase one-half of a share of our common stock, at a purchase price of $1.30 per Unit (in each case, expressed on a pre-stock split basis). The aggregate gross proceeds from the 2022 Private Placement were approximately $9.2 million (before deducting placement agent fees and other expenses). Our directors, executive officers, and other affiliates purchased an aggregate of 80,000 Units, for an aggregate gross purchase price of $104,000.  Such purchases were made on the same terms as the Units that were sold to other investors in the 2022 Private Placement and not pursuant to any pre-existing contractual rights or obligations.

Convertible Promissory Notes

In July 2023, the Company entered into note purchase agreements with certain accredited investors pursuant to which the Company issued unsecured convertible promissory notes in the aggregate principal amount of $790,000 (the "Convertible Notes"), which mature on December 31, 2024 (the “Maturity Date”).  Of such aggregate principal amount, the Company issued Convertible Notes in the aggregate principal amount of $710,000 to the Company’s Chief Executive Officer (in the principal amount of $80,000), Director William J. Pratt (in the principal amount of $50,000), and their family members (in the aggregate principal amount of $630,000).  Convertible Notes in the aggregate principal amount of $290,000 accrued interest at a rate of 8.0% per annum, payable at maturity, and one Convertible Note in the principal amount of $500,000 accrued interest at a rate of 16.0% per annum, payable at maturity.  The Convertible Notes provide that upon the issuance of equity securities pursuant to which the Company receives aggregate gross proceeds of at least $2.0 million (the “Next Equity Financing”), the Convertible Notes will automatically convert into the same equity securities issued in such Next Equity Financing at a conversion price equal to the lowest per share purchase price of equity securities issued in the Next Equity Financing. Further, in the event of a change of control of the Company, each Convertible Note will, at the election of the holder, either be: (a) repaid in cash at an amount equal to the sum of (i) the outstanding principal balance and all accrued and unpaid interest due on such Convertible Note plus (ii) an additional amount equal to 20% of such outstanding amount due; or (b) converted into shares of common stock equal to the outstanding balance of the Convertible Note (including any accrued but unpaid interest thereon) divided by $6.00 per share. At any time on or after the Maturity Date but prior to the date the Convertible Note is repaid by the Company, at the election of the holder thereof, such holder’s Convertible Note will convert into that number of shares of the Company’s common stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest of such Convertible Note on the date of such conversion by (y) $6.00 per share.

Salem Loan Facility

On  August 11, 2022, the Company entered into a loan facility with Salem (the “Salem Loan Facility” or “Facility”). The Salem Loan Facility provided financing to the Company in the aggregate amount of up to $8.0 million, with an initial advance of $5.0 million.  In addition to a 2.0% closing fee, the Company issued Salem 25,000 shares of common stock as consideration for the Facility.  The Company agreed to issue up to an additional 25,000 shares of common stock in the event Salem advanced the additional $3.0 million.

On May 1, 2023, Salem made an additional advance of $1.5 million to the Company. At the same time, the Company agreed to increase the interest rate for the Salem Loan Facility from 13.0% to 14.0% per annum, with 11.0% payable monthly and 3.0% payable either monthly or at maturity, with the outstanding principal and interest due in August 2027. In conjunction with the additional advance of $1.5 million, the Company paid Salem a closing fee of $60,000 and issued 12,500 shares of common stock to Salem.

On August 14, 2023, Salem made an additional advance of $1.5 million to the Company. The interest rate for the advance was 14.0% per annum, with principal and interest due in August 2027. In conjunction with this advance, the Company paid Salem a closing fee of $45,000, and agreed to issue 400,000 shares of common stock to Salem.

On September 5, 2023, the Company and Salem entered into the amended and restated loan agreement in order to (i) provide for additional advances of up to $4.0 million, and (ii) change the maturity date of all previous advances from August 11, 2027 to April 30, 2024. The additional advances have an interest rate of 14.0% per annum, with payment of interest deferred until the April 30, 2024 maturity date.

On September 6, 2023, Salem advanced $1.75 million under the Facility. In conjunction with receiving the additional loan facility and drawing down $1.75 million of additional advances, the Company agreed to issue 660,000 shares of common stock to Salem. On October 23, 2023, Salem made an additional advance of $1.25 million under the Facility, and on December 18, 2023, Salem made a final advance of $1.0 million under the Facility.

In the second half of 2023, AMB Investments, LLC and others purchased participation interests in $5.5 million of additional advances made under Salem Loan Facility. AMB Investments, LLC owns a 47.17% participation interest in those advances, giving it a pecuniary interest in approximately $2.6 million of the Facility and 500,000 shares of common stock issued to Salem in connection with the advances made in the second half of 2023. Director, Gary Smith is President of AMB Investments, LLC.

    On March 28, 2024, Salem extended the maturity date of the Salem Loan Facility from April 30, 2024 to January 31, 2026.

2024 Private Placement

On March 28, 2024, the Company completed a private placement offering (the “2024 Private Placement”) selling approximately 1.4 million shares of common stock and accompanying warrants to purchase approximately 1.4 million shares of common stock to 11 accredited investors. The aggregate price per share of common stock and accompanying warrant was $2.50. The warrants have an exercise price of $2.50 per share and a term of five years. AMB Investments, LLC purchased 40,000 shares of common stock and 40,000 warrants in the 2024 Private Placement, on the same terms as the other investors. In connection with the 2024

Private Placement, an additional 606,293 shares of common stock and warrants to purchase 606,293 shares of common stock were issued in exchange for approximately $860,000 of outstanding principal and interest under the Convertible Notes and approximately $650,000 of outstanding deferred interest under the Salem Loan

Facility, in each case on the same terms as shares of common stock and warrants were sold to other investors in the 2024 Private Placement.

Other Transactions

We have granted stock options and RSUs to certain executive officers and directors. For a description of these equity awards, see the sections titled “Summary Compensation Table” and “Non-Employee Director Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our bylaws will require us to indemnify our directors and officers to the fullest extent not prohibited by applicable law. Subject to very limited exceptions, our bylaws will also require us to advance expenses incurred by our directors and officers.

Policies and Procedures for Related Party Transactions

Our Audit Committee has adopted a charter which requires that any transaction with a related party and any other potential conflict of interest situation must be reviewed, approved, and monitored by our Audit Committee.

PROPOSAL 2

APPROVAL OF AUTHORIZED SHARES REDUCTION PROPOSAL

Our Board has adopted and is recommending that our stockholders approve an amendment to our Certificate of Incorporation to reduce the number of shares authorized for issuance by the Company, with the specific number of authorized shares of our common stock to be reduced proportionally to the level corresponding to the reverse stock split ratio of one-for-six that was completed in 2023. The text of the proposed certificate of amendment to our Certificate of Incorporation, which we refer to as the “Certificate of Amendment”, is attached as Appendix A.

Reasons for the Authorized Shares Reduction

In April 2023, we completed a reverse stock split. As a result, every six shares of our issued and outstanding common stock were automatically converted into one share of common stock. The number of authorized shares of common stock remained unchanged at 300,000,000 shares. This had the effect of proportionately increasing the number of authorized shares of our common stock relative to the number of shares of common stock issued and outstanding. We believe this is an unreasonably high number of authorized shares of common stock, significantly more than is necessary for any future issuances. The proposed reduction in the number of authorized shares of common stock would decrease the potential dilution to our stockholders. Of the 300,000,000 shares of common stock we are currently authorized to issue, 7,937,079 shares of common stock were outstanding as of the Record Date. If we do not reduce the number of authorized shares of common stock, we could potentially issue over 292,000,000 shares of common stock, which could substantially dilute the ownership of the Company by our existing stockholders. This could make it more difficult for the Company to obtain equity financing in the future because the Company would have the ability to dilute equity investments significantly at any time. By reducing the number of authorized shares of common stock we may also reduce the amount of franchise tax that we pay the State of Delaware.

Effects of Authorized Shares Reduction

The principal effect of the Authorized Shares Reduction will be that the number of authorized shares of our common stock will be reduced from 300,000,000 to 50,000,000. The Authorized Shares Reduction would not have any effect on the rights of existing stockholders, and the par value of the common stock would remain unchanged at $0.0001 per share.

Effective Date; Reservation of Rights

The Authorized Shares Reduction, if approved and implemented, would become effective on a date to be determined by our Board. If our Board determines, in its sole discretion, following stockholder approval, that the Authorized Shares Reduction is no longer in the best interests of the Company or its stockholders, we reserve the right to abandon the Authorized Shares Reduction without further action by our stockholders at any time before the filing of the necessary amendment to our Certificate of Incorporation with the Delaware Secretary of State. This will be the case even if the Authorized Shares Reduction has been authorized by our stockholders at the Annual Meeting, and by voting in favor of the Authorized Shares Reduction, you are expressly also authorizing us to determine not to proceed with the Authorized Shares Reduction if our Board should so decide. Our Board is further authorized to determine when to file the necessary amendment to our Certificate of Incorporation for the Authorized Shares Reduction with the Delaware Secretary of State at any time on or before the 12-month anniversary of stockholder approval thereof.

Interest of Certain Persons

Certain of our executive officers and directors have an interest in this proposal as a result of their ownership of shares of common stock. However, we do not believe that our executive officers or directors have interests in this proposal that are different than or greater than those of any of our other stockholders.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, our stockholders will not be entitled to appraisal rights with respect to the proposed Authorized Shares Reduction, and we do not intend to independently provide stockholders with such rights.

Vote Required for Approval

The affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock is required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AUTHORIZED SHARES REDUCTION PROPOSAL

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF FORVIS, LLP AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

FORVIS, LLP (“FORVIS”), our independent registered public accounting firm for the fiscal year ended December 31, 2023, has been appointed by the Audit Committee as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and you are being asked to ratify this appointment. Fees charged by this firm are at rates and upon terms that are customarily charged by other independent registered public accounting firms. A representative of FORVIS will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Audit Fees Paid to Independent Registered Public Accounting Firm

The following table represents the approximate fees for professional services rendered by FORVIS for the audits of our annual consolidated financial statements and reviews of our interim consolidated financial statements and fees billed for audit-related services, tax services, and all other services rendered for the fiscal years ended December 31, 2023 and 2022.

	Year Ended December 31
	2023	2022
Audit Fees(1)	$342,979	$225,131
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$342,979	$225,131

(1)

Audit fees consist of fees billed for professional services performed by FORVIS for the audit of our annual financial statements, reviews of our financial statements included in our quarterly reports on Form 10-Q and annual report on Form 10-K, services in connection with securities offerings, reviews of our registration statements on Form S-1, reviews of our current reports on Form 8-K, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

All audit-related services, tax services, and other services giving rise to the fees listed under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” in the table above were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for pre-approval of all audit and non-audit services to be provided by our independent auditors. The Charter also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting. In both 2023 and 2022, 100% of the total fees paid for audit and all other fees that were required to be pre-approved in accordance with the regulations were pre-approved.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS RATIFY THE APPOINTMENT OF FORVIS, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

STOCKHOLDER PROPOSALS

It is presently anticipated that the 2025 Annual Meeting of Stockholders will be held in May 2025. If a stockholder desires to submit a proposal for possible inclusion in the proxy statement and form of proxy for our 2025 Annual Meeting, including a stockholder nominee for director, the proposal must be received by the Secretary of the Company at 2000 Pisgah Church Road, Greensboro, North Carolina 27455, by December 13, 2025, and meet all other applicable requirements for inclusion in the 2025 proxy statement.

In the alternative, a stockholder may commence his or her own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the 2025 Annual Meeting. In order to do so, the stockholder must notify the Secretary of the Company, in writing, of his or her proposal at the Company’s principal executive office no earlier than January 17, 2025 and no later than February 16, 2025, and must otherwise comply with and include the information required under our bylaws.

OTHER MATTERS

The Board knows of no other matters intended to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Our Annual Report on Form 10-K for the year ended December 31, 2023 is also available on our website by going to www.guerrilla-rf.com, under the heading Investor Relations. The complete Annual Report on Form 10-K may also be obtained by stockholders without charge by written request addressed to Sam Funchess, Vice President of Corporate Development, 2000 Pisgah Church Road, Greensboro, North Carolina 27455.

APPENDIX A

PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GUERRILLA RF, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Guerrilla RF, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.	The Amended and Restated Certificate of Incorporation of the Corporation is amended by deleting the existing Section 1 of Article IV and replacing it with the following:

“1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is 60,000,000 shares, consisting of two classes: 50,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

2.	This Certificate of Amendment has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

3.	This Certificate of Amendment shall become effective as of a.m., Eastern Time on , 202 .

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation on the       day of                       , 20     .

GUERRILLA RF, INC.

By:

Name:         Ryan Pratt

Title:         Chief Executive Officer

VOTE ON INTERNET
Go to http://www.vstocktransfer.com/proxy
Click on Proxy Voter Login and log-on using the below control number. Voting will be open until 11:59 p.m. ET on May 1, 2024.

CONTROL #

VOTE BY EMAIL
Mark, sign and date your proxy card and return it to vote@vstocktransfer.com

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the envelope we have provided.

VOTE BY FAX
Mark, sign and date your proxy card and return it to 646-536-3179.

VOTE DURING THE MEETING
If you would like to vote during the meeting, please attend the Annual Meeting of Stockholders to be held in a virtual meeting format only. Instructions on how to participate virtually will be provided on our website, www.guerrilla-rf.com, under the heading "Investor Relations – Events."

* SPECIMEN *
1 MAIN STREET
ANYWHERE PA 99999-9999

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

Annual Meeting of Stockholders Proxy Card - Guerrilla RF, Inc.

▼ DETACH PROXY CARD HERE TO VOTE BY MAIL ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES, AND "FOR" PROPOSAL 2.

☐ FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below) ☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.

1. James E. Dunn, Jr. 2. William J. Pratt 3. Virginia Summerell

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

Date **Signature** **Signature, if held jointly**

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

To change the address on your account, please check the box at right and indicate your new address. ☐

* SPECIMEN * AC:ACCT9999 90.00

GUERRILLA RF, INC.

Annual Meeting of Stockholders

May 2, 2024

▼ DETACH PROXY CARD HERE TO VOTE BY MAIL ▼

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints the board of directors of the Company, each with full power of substitution, as proxies to represent and vote all shares of common stock of the Company, which the undersigned will be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 2, 2024 at 9:00 a.m. Eastern Time, upon matters set forth in the Proxy Statement, a copy of which has been received by the undersigned. Each share of common stock is entitled to one vote on each proposal. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Meeting.

This proxy, when properly executed, will be voted as directed. If no direction is made, the proxies will vote "FOR" the election of all of our nominees, "FOR" the approval of the amendment of the Company's restated certificate of incorporation, and "FOR" the ratification of FORVIS, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024. If any other matters are properly presented for consideration at the Annual Meeting, the proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

PLEASE INDICATE YOUR VOTE ON THE REVERSE SIDE.

PLEASE BE SURE TO SIGN REVERSE SIDE OR PROXY WILL NOT BE VALID

TEST ISSUE REF 1999